Exhibit 1

ICC Holdings Comments on Stilwell Group’s Rejection of Settlement Offer

Company Offered to Add Stilwell Principal and Nominee Joseph Stilwell to ICC Holdings Board, as Well as Investment Committee, to Avoid Costly and Distracting Proxy Contest

Board Remains Committed to Protecting the Best Interests of Shareholders

ROCK ISLAND, Ill., May 13, 2024 – ICC Holdings, Inc. (NASDAQ: ICCH) (the “Company”), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today announced that the Stilwell Group (“Stilwell”) rejected an offer by the Company to add its principal and director nominee, Joseph Stilwell, to the ICC Holdings Board of Directors (the “Board”) and expand the Board to 10 members. ICC Holdings made this offer in an attempt to avoid the costs and distractions associated with a proxy contest. The Company remains confident the current Board has the right mix of skills and experience to deliver shareholder value.

In addition to appointing him to the Board, the Company’s offer included adding Mr. Stilwell to the Board’s Investment Committee and having that committee conduct a review of the Company’s investment portfolio fees and costs, per Mr. Stilwell’s request. The Board will still carry out this review, which is part of its regular oversight responsibilities.

The Board commented:

“We are disappointed that Mr. Stilwell has rejected our proposal – especially because it provides the very outcome he is campaigning for: a seat on the ICC Holdings Board. We believe it is in the best interests of all shareholders to avoid a costly and distracting proxy fight, yet Mr. Stilwell has refused to engage around a resolution that does not fully commit to his demands. This lack of willingness to engage in good-faith negotiations raises serious questions about Mr. Stilwell’s objectives and the seemingly self-interested nature of his actions. The Board, which collectively owns approximately 20% of the Company’s stock and includes our largest shareholder, remains committed to protecting all shareholders and working towards a constructive resolution.”

ICC Holdings encourages shareholders to protect their investment by voting online, by phone or by mail, FOR current directors James R. Dingman, John R. Klockau, and Gerald J. Pepping using the WHITE proxy card.

If you have any questions or need further assistance, please contact our proxy solicitor, Alliance Advisors, toll-free at 888-991-1293 or by email at icch@allianceadvisors.com.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company's common shares trade on the NASDAQ Capital Market under the ticker symbol "ICCH". For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

Forward-Looking Statements

This letter, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company's, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as "believe," "plan," "seek," "expect," "intend," "estimate," "anticipate," "will," and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory, and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; expense and reputational impact on the Company as a result of expenses related to the continuing activities of an activist shareholder; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company's control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company's results, see the Company's filings with the Securities and Exchange Commission, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," including "Forward-Looking Information," set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. No undue reliance should be placed on any forward-looking statements.

Important Additional Information Regarding Proxy Solicitation

ICC Holdings, Inc. (the “Company”) has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2024 Annual Meeting of Shareholders (the “Proxy Statement” and such meeting the “2024 Annual Meeting”). The Company, its directors, including its director nominees, and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the 2024 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective direct or indirect interests in the Company by security holdings or otherwise and other information relating to the participants is set forth in the Company’s definitive proxy statement for the 2024 Annual Meeting of Shareholders, filed with the SEC on May 1, 2024 (the “2024 Proxy Statement”) and available at https://www.sec.gov/Archives/edgar/data/1681903/000143774924014092/icch20240426_defc14a.htm. Please refer to the sections captioned “Share Ownership of Certain Beneficial Owners,” “Proposal One: Election of Directors,” “Director Compensation,” “Executive Compensation Practices,” “Executive Compensation,” “Executive Management,” and “Certain Relationships and Related Transactions” and Appendix B in the 2024 Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S 2024 PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the 2024 Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://ir.iccholdingsinc.com/.

Investors:

Alliance Advisors

888-991-1293

icch@allianceadvisors.com

Media:

Joe Germani / Miller Winston

Longacre Square Partners

ICC@longacresquare.com